                                                                    EXHIBIT 4.5


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                         SECURITIES PURCHASE AGREEMENT

                                  by and among


                      ILLINOIS SUPERCONDUCTOR CORPORATION

                                      and


                           ELLIOTT ASSOCIATES, L.P.,


                         WESTGATE INTERNATIONAL, L.P.,


                             ALEXANDER FINANCE, LP,


                STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY,


                          SPRING POINT PARTNERS, L.P.


                                      and


                           SPRING POINT OFFSHORE FUND


                         ------------------------------

                             Dated as of May 15, 1998

                         ------------------------------

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         SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of May 15,
1998, by and among Elliott Associates, L.P., a limited partnership organized and existing under the laws of Delaware, Westgate International, L.P., a limited partnership organized and existing under the laws of the Cayman Islands, Alexander Finance, LP, a limited partnership organized and existing under the laws of Illinois, State Farm Mutual Automobile Insurance Company, an insurance company organized and existing under the laws of Illinois, Spring Point Partners, L.P., a limited partnership organized and existing under the laws of California and Spring Point Offshore Fund, a corporation organized and existing under the laws of the Cayman Islands (each, a "Purchaser" and collectively, the "Purchasers"), and Illinois Superconductor Corporation, a corporation organized and existing under the laws of Delaware (the "Company").

         WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers desires to acquire from the Company, senior convertible notes of the Company substantially in the form of Exhibit A attached hereto (the "Notes").

         IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchasers agree as follows:


                                   ARTICLE I

                    PURCHASE AND SALE OF NOTES AND WARRANTS

         1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, (i) $10,350,000 in aggregate principal amount of Notes, in the respective principal amounts set forth opposite each Purchaser's name on the Schedule of Purchasers attached hereto, and (ii) warrants substantially in the form of Exhibit B attached hereto (the "Warrants") to purchase an aggregate of 4,140,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), at an exercise price of $3.75 per share, subject to adjustment as herein provided, at any time during the period beginning 90 days after the Closing Date (as defined herein), subject to Section 3(e) of the Warrants, and ending on the third anniversary of the Closing Date, in the respective amounts set forth opposite each Purchaser's name on the Schedule of Purchasers.

         For purposes of this Agreement, "Trading Day, "Business Day" and "Per Share Market Value" shall have the meanings set forth in the Notes.

         1.2 Purchase Price. The purchase price of each Note shall be set forth opposite each Purchaser's name on the Schedule of Purchasers.

         1.3     The Closing.

                 (a) Time and Place. The closing of the purchase and sale of the Notes and the Warrants (the "Closing") shall take place at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, New York, New York on May 15, 1998, or such later date as the parties shall agree, but not prior to the date that the conditions set forth in Section 4 have


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been satisfied or waived by the appropriate party.  The date of the Closing is hereinafter referred to as the "Closing Date." At the Closing, the Company shall sell and issue to the Purchasers, and the Purchasers shall purchase, the Notes and the Warrants for an aggregate purchase price of $10,350,000.

                 (b) Closing Deliveries. At the Closing, (i) the Company shall deliver to each Purchaser, in such denominations as are requested by such Purchaser, one or more Notes representing, in the aggregate, such principal amount of Notes which such Purchaser is then buying (as indicated opposite such Purchaser's name on the Schedule of Purchasers) and a Warrant to purchase such number of shares of Common Stock as indicated opposite such Purchaser's name on the Schedule of Purchasers, each registered in the name of such Purchaser, and all other documents, instruments and writings required to have been delivered at or prior to the Closing by the Company pursuant to this Agreement, including the Registration Rights Agreement by and between the Company and the Purchasers, substantially in the form of Exhibit C attached hereto (the "Registration Rights Agreement"), and (ii) each Purchaser shall deliver to the Company that portion of $10,350,000 which represents the purchase price for the Notes and Warrant to be issued and sold to such Purchaser (as indicated opposite such Purchaser's name on the Schedule of Purchasers), in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company for such purpose prior to the Closing Date, and all documents, instruments and writings required to have been delivered at or prior to the Closing by such Purchaser pursuant to this Agreement, including the Registration Rights Agreement.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         2.1 Representations, Warranties and Agreements of the Company. The Company hereby makes the following representations and warranties to each
Purchaser:

                 (a) Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of any of the Transaction Documents (as defined below) in any material respect, (y) have a material adverse effect on the results of operations, assets, prospects, or financial condition of the Company or (z) adversely impair in any material respect the Company's ability to perform fully on a timely basis its obligations under the Transaction Documents (a "Material Adverse Effect").





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                 (b)      Authorization; Enforcement.  The Company has the
requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby and by the Warrants, the Notes, the Registration Rights Agreement, and otherwise to carry out its obligations hereunder and thereunder. This Agreement, the Notes, the Registration Rights Agreement and the Warrants are collectively referred to as the "Transaction Documents". The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby has been duly authorized by all requisite corporate action on the part of the Company. At the Closing, each of the Transaction Documents will be duly executed and delivered by the Company and when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company is not in violation of any of the provisions of its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), By-laws or other charter documents.

                 (c) Capitalization. The authorized, issued and outstanding capital stock of the Company is set forth in Schedule 2.1(c). No shares of Common Stock are entitled to preemptive or similar rights, nor is any holder of the Common Stock entitled to preemptive or similar rights arising out of any agreement or understanding with the Company by virtue of any of the Transaction Documents. Except as disclosed in Schedule 2.1(c), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or, except as a result of the purchase and sale of the Notes and the Warrant hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. To the knowledge of the Company, except as specifically disclosed in the SEC Documents (as defined below) or Schedule 2.1(c), no Person beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or has the right to acquire by agreement with or by obligation binding upon the Company beneficial ownership of in excess of 5% of the Common Stock.

                 (d) Issuance of Shares and Underlying Shares. The Notes and the Warrants are duly authorized, and when issued and paid for in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable. The Company, as at the Closing Date, will have, and at all times while the Notes and the Warrants are outstanding will maintain, an adequate reserve of duly authorized shares of Common Stock to enable it to perform its obligations under this Agreement, the Warrants and the Notes with respect to the principal amount of Notes and number of Warrants issued and outstanding at the Closing Date and in no circumstances shall such reserved and available shares of Common Stock be less than the sum of (i) the number of shares of Common Stock which would be issuable upon conversion of the Notes issued pursuant to the terms hereof, including such Common Stock issuable as interest (the "Underlying Shares"), with respect to the principal amount of Notes issued and outstanding at the Closing





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Date were such conversion effected on the Closing Date  and (ii) the number of shares of Common Stock which would be issuable upon exercise in full of the Warrants (the "Warrant Shares") issued and outstanding at the Closing Date. When issued in accordance with the terms hereof and the Notes, the Underlying Shares will be duly authorized, validly issued, fully paid and nonassessable. When issued upon exercise of the Warrants in accordance with the terms thereof, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

                 (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of its Certificate of Incorporation or By-laws or (ii) subject to obtaining the consents referred to in Section 2.1(f) below, conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including Federal and state securities laws and regulations), or by which any material property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not, individually or in the aggregate, have or result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

                 (f) Consents and Approvals. Except as specifically set forth in Schedule 2.1(f), the Company is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction Documents, except for (i) the filing of the registration statement(s) contemplated by the Registration Rights Agreement (the "Underlying Shares Registration Statement(s)") with the Securities and Exchange Commission (the "Commission"), which shall be filed in the time periods set forth in the Registration Rights Agreement, (ii) the application(s) or any letter(s) acceptable to the Nasdaq National Market for the listing of the Underlying Shares and the Warrant Shares with the Nasdaq National Market, which shall be filed in accordance with Section 3.7 hereof (and with any other national securities exchange or market on which the Common Stock is then listed), (iii) any filings, notices or registrations under applicable state securities laws, and (iv) other than, in all other cases, where the failure to obtain such consent, waiver, authorization or order, or to give or make such notice or filing, would not materially impair or delay the ability of the Company to effect the Closing and to deliver to the Purchasers the Notes (and, upon conversion of the Notes thereunder, the Underlying Shares) or the Warrants (and, upon exercise of the Warrants, the Warrant Shares) in the manner contemplated hereby and by the Registration Rights Agreement free and clear of all liens and encumbrances of any nature whatsoever (together with the consents, waivers, authorizations, orders, notices and filings referred to in
Schedule 2.1(f), the "Required Approvals"). The Company has no reason to believe that it will be unable to obtain the Required Approvals.





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                 (g)      Litigation; Proceedings.  Except as specifically
disclosed in the Disclosure Materials (as defined below) or set forth in
Schedule 2.1(g), there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, governmental or administrative agency or regulatory authority (Federal, state, county, local or foreign) which (i) adversely affects the legality, validity or enforceability of any of the Transaction Documents, (ii) could, individually or in the aggregate, have a Material Adverse Effect or (iii) could, individually or in the aggregate, materially impair the ability of the Company to perform fully on a timely basis its obligations under the Transaction Documents.

                 (h) No Default or Violation. The Company (i) is not in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is not in violation of any order of any court, arbitrator or governmental body, and (iii) is not in violation of any statute, rule or regulation of any governmental authority, except as could not, in any such case (individually or in the aggregate), (x) adversely affect the legality, validity or enforceability of any of the Transaction Documents, (y) have a Material Adverse Effect or (z) adversely impair the Company's ability or obligation to perform fully on a timely basis its obligations under any of the Transaction Documents.

                 (i) Schedules. The Schedules to this Agreement furnished by or on behalf of the Company do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 (j) Private Offering. Assuming (without any independent investigation or verification by or on behalf of the Company) the accuracy of the representations and warranties of the Purchasers set forth in Section 2.2, the offer and sale of the Notes, the Warrants, the Underlying Shares and the Warrant Shares are exempt from registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor any person acting on its behalf has taken or will take any action which might subject the offering, issuance or sale of such Notes, the Warrants, the Underlying Shares or the Warrant Shares to the registration requirements of
Section 5 of the Securities Act.

                 (k) SEC Documents. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to
Section 13(a) or 15(d) thereof, for the three years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Documents" and, together with the Schedules to this Agreement furnished by or on behalf of the Company, the Company's Registration Statement on Form S-3 (File No. 333-41731) filed with the Commission December 8, 1997, and any press releases issued by the Company subsequent to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the "Disclosure Materials") on a timely basis, or has received a valid extension of such time of filing. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained





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any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise indicated in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Since the date of the financial statements included in the Company's last filed Annual Report on Form 10-K, there has been no event, occurrence or development that has had a Material Adverse Effect which is not specifically disclosed in any of the Disclosure Materials.

                 (l) Seniority. No class of debt securities of the Company is senior to the Notes in right of payment, whether upon liquidation, dissolution or otherwise. No debt is secured except as disclosed in the Disclosure Materials.

                 (m) Investment Company. The Company is not "controlled by", or under common control with, an affiliate (within the meaning of Rule 405 of the Securities Act, an "Affiliate") of an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

                 (n) Certain Fees. No fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement, except for such fees to be paid to Houlihan Lokey Howard & Zakin, which will not exceed $100,000.

                 (o) Solicitation Materials. The Company has not (i) distributed any offering materials in connection with the offering and sale of the Notes, the Warrants, the Underlying Shares or the Warrant Shares other than the Disclosure Materials and other filings by the Company pursuant to the Exchange Act prior to the date hereof, or (ii) solicited any offer to buy or sell the Notes, the Warrants, the Underlying Shares or the Warrant Shares by means of any form of general solicitation or advertising.

                 (p) Form S-3 Eligibility. The Company is, and at the Closing Date will be, eligible to register securities of selling stockholders for resale with the Commission under Form S-3 promulgated under the Securities Act.

                 (q) Intellectual Property. Except as disclosed in its filings pursuant to the Exchange Act or Securities Act, the Company (i) is aware of no patents or trademarks ("Intellectual Property") to which the Company does not possess rights or licenses to use, which are necessary to conduct its business as now conducted; (ii) has no knowledge or reason to believe of infringement by the Company of the Intellectual Property rights of others and is unaware of any proceeding involving such infringement being brought or threatened against the





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Company; (iii) has no knowledge of the material infringement of its
Intellectual Property by third parties; and (iv) has no reason to believe that any of its Intellectual Property is unenforceable.

                 (r) Stockholder Rights Plan. The issuance of the Notes and the Warrants directly from the Company to the Purchasers does not, and the issuance of the Underlying Shares and the Warrant Shares directly from the Company to the Purchasers, will not (together with other shares of Common Stock deemed to be beneficially owned by such Purchasers pursuant to the Company's issuance of Common Stock, Series G Preferred Stock and warrants under that certain Convertible Preferred Stock Purchaser Agreement dated October 29, 1997) in and of itself cause a Purchaser to become an Acquiring Person as such term is defined in the Rights Agreement, dated as of February 9, 1996, by and between the Company and LaSalle National Trust, N.A., as Rights Agent.

                 (s) Outstanding Indebtedness. The outstanding indebtedness of the Company as of April 30, 1998 is set forth in Schedule 2.1(s). Since April 30, 1998, the Company has not incurred any further indebtedness, other than trade debt in the ordinary course of business.

                 (t)      No Violation of Confidentiality.  Beginning thirty
(30) days following the Closing Date, trading in the Common Stock by a Purchaser shall not constitute a breach of any confidentiality or non-disclosure agreement previously entered into between such Purchaser and the Company.

         2.2 Representations and Warranties of the Purchaser. Each Purchaser hereby represents and warrants to the Company as follows:

                 (a) Organization; Authority. Such Purchaser is a limited partnership or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite legal power and authority to enter into and to consummate the transactions contemplated hereby and by the Registration Rights Agreement and otherwise to carry out its obligations hereunder and thereunder. The purchase by the Purchaser of the Notes and the Warrant hereunder has been duly authorized by all necessary action on the part of such Purchaser. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by such Purchaser or on its behalf and constitutes the valid and legally binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

                 (b) Investment Intent. Such Purchaser is acquiring the Notes, the Warrant, the Underlying Shares and the Warrant Shares for its own account for investment purposes only and not with a view to or for distributing or reselling such Notes, Warrant, Underlying Shares or Warrant Shares or any part thereof or interest therein, without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such Notes, Underlying Shares, Warrant or Warrant Shares pursuant to an effective registration statement under the





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
Securities Act and in compliance with applicable State securities laws or under an exemption from such registration.

                 (c) Purchaser Status. At the time such Purchaser was offered the Notes and the Warrant, it was, and at the date hereof, it is, and at the Closing Date and each exercise date under the Warrant, it will be, an "accredited investor" as defined in Rule 501 under the Securities Act.

                 (d) Experience of Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Notes, the Warrant, the Underlying Shares and the Warrant Shares, and has so evaluated the merits and risks of such investment.

                 (e)      Ability of Purchaser to Bear Risk of Investment.
Such Purchaser is able to bear the economic risk of an investment in the Notes, the Warrant, the Underlying Shares and the Warrant Shares, and, at the present time, is able to afford a complete loss of such investment.

                 (f) Access to Information. Such Purchaser acknowledges receipt of the Disclosure Materials and further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Notes and the Warrant, and the merits and risks of investing in the Notes and the Warrant; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the Disclosure Materials.

                 (g) Prohibited Transactions. The Notes and the Warrant being purchased by such Purchaser are not being acquired, directly or indirectly, with the assets of any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                 (h) Reliance. Such Purchaser understands and acknowledges that (i) the Notes and the Warrant are being offered and sold to such Purchaser without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act or Regulation D promulgated thereunder and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.





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
                 The Company acknowledges and agrees that the Purchasers make no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2.2.



                                  ARTICLE III

                        OTHER AGREEMENTS OF THE PARTIES

         3.1 Transfer Restrictions. (a) If a Purchaser should decide to dispose of Notes or any portion of the Warrant (and upon conversion or exercise thereof, as the case may be, any of the Underlying Shares or Warrant Shares) held by it, the Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from the registration requirements of the Securities Act. In connection with any transfer of any Notes, any portion of the Warrants or any Underlying Shares or Warrant Shares other than pursuant to an effective registration statement or to the Company, the Company may require the transferor thereof to provide to the Company a written opinion of counsel experienced in the area of United States securities laws selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.

                 (b) Each Purchaser agrees to the imprinting, so long as is required by this Section 3.1(b), of the following legend on its Notes, Warrant, Underlying Shares and Warrant Shares:

                 [NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE] [THE SECURITIES REPRESENTED HEREBY] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

                 [FOR NOTES ONLY] THE SECURITIES REPRESENTED BY THIS NOTE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND CONVERSION SET FORTH IN SECTIONS 3.1 AND 3.15 OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 15, 1998, BETWEEN ILLINOIS SUPERCONDUCTOR CORPORATION (THE "COMPANY") AND THE PURCHASERS LISTED THEREIN, INCLUDING THE ORIGINAL HOLDER

         HEREOF. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

                 The Underlying Shares issuable upon conversion of Notes and the Warrant Shares issuable upon exercise of the Warrants, as the case may be, shall not contain the legend set forth above if the conversion of such Notes or exercise of the Warrants, as the case may be, occurs at any time while the Underlying Shares Registration Statement is effective under the Securities Act or in the event there is not an effective Underlying Shares Registration Statement at such time, if in a written opinion of counsel reasonably acceptable to the Company and experienced in the area of United States securities laws, such counsel determines that such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company agrees that it will provide each Purchaser, upon request, with a certificate or certificates representing Underlying Shares and Warrant Shares, free from such legend at such time as such legend is no longer required hereunder. Each Purchaser agrees that, in connection with any transfer of Underlying Shares or Warrant Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with the prospectus delivery requirements of the Securities Act provided copies of a current prospectus relating to such effective registration statement are or have been supplied to such Purchaser. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of Notes, Warrants, Underlying Shares or Warrant Shares.

         3.2 Stop Transfer Instruction. The Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions of transfer set forth in Section 3.1.

         3.3 Furnishing of Information. As long as a Purchaser owns Notes, Underlying Shares, Warrants or Warrant Shares, the Company covenants to timely file (or obtain extensions in respect thereof) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Purchaser with true and complete copies of all such filings. If the Company is not at the time required to file reports pursuant to such sections, it will prepare and furnish to each Purchaser annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act. The Company shall use its best efforts to at all times comply with Rule 144(c) promulgated under the Securities Act.

         3.4 Copies and Use of Disclosure Materials. The Company shall furnish each Purchaser, without charge, as many copies of the Disclosure Materials, and any amendments or supplements thereto, as such Purchaser may reasonably request. The Company consents to the use of the SEC Documents, and any amendments and supplements thereto, by each Purchaser in connection with resales of the Underlying Shares or the Warrant Shares.

         3.5 Blue Sky Laws. In accordance with the Registration Rights Agreement, the Company shall qualify the Underlying Shares and the Warrant Shares under the securities or Blue Sky laws of such jurisdictions as the Purchasers may request and shall continue such qualification at all times through the third anniversary of the Closing Date; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation where they are not now so qualified or to take any action that would subject the Company to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any material tax in any such jurisdiction where it is not then so subject.

         3.6 Integration. The Company shall not and shall use its best efforts to ensure that no Affiliate of the Company shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as such term is defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Notes, the Warrants, the Underlying Shares or the Warrant Shares in a manner that would require the registration under the Securities Act of the sale of the Notes, the Warrants, the Underlying Shares or the Warrant Shares to the Purchaser.

         3.7 Listing of Underlying Shares and Warrant Shares. The Company shall (a) not later than the fifth Business Day following the Closing Date prepare and file with the Nasdaq National Market (as well as any other national securities exchange or market on which the Common Stock is then listed) an additional shares listing application or a letter acceptable to the Nasdaq National Market covering and listing such number of shares of Common Stock as required under the Notes, (b) take all steps necessary to cause the Underlying Shares and the Warrant Shares issuable upon conversion of the Notes or the exercise of the Warrants to be approved for listing on the Nasdaq National Market (as well as on any other national securities exchange or market on which the Common Stock is then listed) as soon as possible thereafter and in no event later than ten (10) Business Days after the Closing Date, and (c) provide to the Purchasers evidence of such listing, and the Company shall maintain the listing of its Common Stock on such exchange or market.

         3.8 Conversion Procedures. Exhibit D attached hereto sets forth the form of legal opinion, if necessary, that shall be rendered to the Company's transfer agent as may be reasonably necessary to enable each Purchaser to exercise its right of conversion smoothly and expeditiously.

         3.9 Redemption Restrictions. As of the date hereof, the Company is not a party to any agreement which prohibits the redemption or payment of the Notes, Warrants, Underlying Shares or Warrant Shares otherwise required or permitted under the Notes or the Registration Rights Agreement. The Company shall not enter into any agreement which restricts its ability to redeem the Notes, the Warrants, the Underlying Shares or the Warrant Shares, without the prior written consent of the Purchasers.

         3.10 Notice of Breaches. Each of the Company and the Purchasers shall give prompt written notice to the other of any breach of any representation, warranty or other agreement contained in this Agreement or in the Registration Rights Agreement, as well as any events or occurrences arising after the date hereof and prior to the Closing Date to which would reasonably be likely to cause any representation or warranty or other agreement of such party, as the case may be, contained herein to be incorrect or breached as of the Closing Date. However, no disclosure by either party pursuant to this Section 3.10 shall be deemed to cure any breach of any representation, warranty or other agreement contained herein or in the Registration Rights Agreement.

         Notwithstanding the generality of the foregoing, the Company shall promptly notify the Purchasers of any notice or claim (written or oral) that it receives from any lender of the Company to the effect that the consummation of the transactions contemplated hereby and by the Registration Rights Agreement violates or would violate any written agreement or understanding between such lender and the Company, and the Company shall promptly furnish by facsimile to the Purchasers a copy of any written statement in support of or relating to such claim or notice.

         3.11 Conversion Obligations of the Company. Subject to Section 3.15, the Company covenants to convert principal and, if applicable, accrued interest thereon of the Notes and to deliver Underlying Shares in accordance with the terms and conditions and time period set forth in the Notes, and to deliver Warrant Shares in accordance with the terms and conditions and time period set forth in the Warrants. Subject to Section 3.15, this is an independent covenant which is not subject to any offset or other defense for any reason based upon any claim that the Company may have against a Purchaser.

         3.12 Board Seats. The Company shall cause two individuals designated by a plurality of the principal amount outstanding on the Notes and approved by the current members of the Company's Board of Directors (which approval shall not be unreasonably withheld) to be appointed to the Company's Board of Directors immediately following the Closing. The term of one such director shall expire at the year 1999 annual meeting of the Company's stockholders and the term of such other director shall expire at the year 2000 annual meeting of the Company's stockholders. Until such time as the amount of Common Stock issuable upon conversion of the then outstanding Notes is less than 5% of the then outstanding Common Stock, the Company shall cause such individuals (or such other individual(s) designated by a plurality of the principal amount outstanding on the Notes as replacement(s), and acceptable to a majority of the members of the Board of Directors (not including the Purchasers' designees), such acceptance not to be unreasonably withheld) to be nominated to the Board of Director(s) of the Company and will solicit proxies from stockholders voting in favor of such nominees. For so long as the Purchasers have the right to appoint members to the Company's Board of Directors pursuant to this Section 3.12 the Company covenants not to increase the size of its Board of Directors above nine (9) members.

         3.13 Right of First Offer. For so long as a Purchaser's Notes or Warrants shall be outstanding, the Company may not, directly or indirectly, consummate a transaction involving the sale or issuance of any of its, or any of its subsidiary's, if any, equity or debt securities (a "Transaction") unless the Company first provides a written notice to such Purchaser(s) describing the terms of such Transaction and attaching to such notice any written term sheet or other similar writing with respect thereto. Subject to the provisions of this Section 3.13, the

Purchasers holding outstanding Notes or Warrants shall have the right, in proportion to the Underlying Shares or Warrant Shares, as applicable, exercisable within ten (10) Business Days of their receipt of such notice, to elect, by written request to the Company, to purchase all or any portion of the securities in the Transaction on the same exact terms as set forth in such notice to such Purchasers; provided that the Company and such Purchasers shall use their best efforts to consummate the Transaction on the original timetable and in any event as soon as practicable. To the extent such right is not exercised by a Purchaser holding outstanding Notes or Warrants, it shall be re-allocated, pro-rata, among the other Purchasers holding outstanding Notes or Warrants. Any material changes or modifications to the Transaction shall be reoffered to the applicable Purchasers pursuant to the procedures of this
Section 3.13; provided, however, that the applicable Purchasers will have ten
(10) Business Days to elect to exercise their right to participate in the Transaction as described herein. The Purchasers and the Company hereby acknowledge that the term "Transaction" shall not include any transaction involving the Company's issuance of securities in connection with (a) the acquisition of a business, product or license by the Company where securities are being issued to the couterparty; (b) a merger, consolidation or sale of assets; (c) any strategic partnership or joint venture; (d) the issuance of securities pursuant to the exercise or conversion of options, warrants, preferred stock or debt securities of the Company which were (i) issued previous to the Closing Date, (ii) offered to a Purchaser(s) in compliance with this Section 3.13 or (iii) issued in connection with a transaction described in clauses (a) through (f) of this Section 3.13 ; (e) the granting of options or other securities pursuant to an employee benefit plan of the Company or (f) the issuance of Common Stock in a firm commitment, underwritten public offering; provided that the primary purpose of a transaction described in the foregoing clauses (a) through (e) is not to raise equity capital.

         3.14 Letter to Stockholders. The Company covenants (i) to within five (5) Business Days following the Closing Date mail to its stockholders a letter which states that the Company is not obtaining stockholder approval for the issuance of the Notes in reliance on an exception from the Nasdaq Stock Market to its requirement that such stockholder approval be obtained and (ii) to take such other action as shall be required by the Nasdaq Stock Market in connection with such exception as soon as possible, and in any event within the time periods required by the Nasdaq National Market.

         3.15 Purchaser Ownership of Common Stock. No Purchaser may use its ability to convert Notes or to acquire shares of Common Stock upon exercise of the Warrants if such conversion or exercise would result in the total number of shares of Common Stock deemed beneficially owned by such Purchaser (other than by virtue of the ownership of the Notes and Warrants or ownership of other securities that have limitations on a holder's right to convert or exercise similar to those limitations set forth herein), together with all shares of Common Stock deemed beneficially owned by such Purchaser's Affiliates that would be aggregated for purposes of determining a group under Section 13(d) of the Exchange Act, exceeding the percentage of the total issued and outstanding shares of the Company's Common Stock for such Purchaser specified on Schedule
3.15 to this Agreement (the "Restricted Ownership Percentage"); provided that
(w) each Purchaser shall have the right, at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company, (x) each holder shall have the right at any time and from time to time, to increase its Restricted Ownership Percentage and otherwise waive in whole or in part the restrictions of this Section 3.15 upon 61 days' prior notice to the Company or immediately in the event of an occurrence or notice of an intended or pending Change of Control (as defined in Section 4(b)) ("Change of Control Notice") or the tendering of a notice of a redemption of the Notes by the Company (a "Note Redemption"), (y) each Purchaser can make subsequent adjustments pursuant to (w) or (x) any number of times from time to time (which adjustment shall be effective immediately if it results in a decrease in the percentage or shall be effective upon 61 days' prior written notice or immediately in the event of a Change of Control Notice or a Note Redemption if it results in an increase in the percentage) and (z) each Purchaser may eliminate or reinstate this limitation at any time and from time to time (which elimination will be effective upon 61 days' prior notice and which reinstatement will be effective immediately). Without limiting the foregoing, in the event of a Change of Control Notice or a Note Redemption, any Purchaser may reinstate immediately (in whole or in part) the requirement that any increase in its Restricted Ownership Percentage be subject to 61 days' prior written notice, notwithstanding such Change of Control Notice or a Note Redemption, without imposing such requirement on, or otherwise changing such Purchaser's rights with respect to, any other Change of Control Notice or a Note Redemption. For this purpose, any material modification of the terms of a Change of Control Notice will be deemed to result in a new Change of Control Notice. The delivery of a Conversion Notice or Warrant exercise notice by any Purchaser shall be deemed a representation by such Purchaser that it is in compliance with this paragraph.

         3.16 Purchaser's Rights if Trading in Common Stock is Suspended or Delisted. In the event that at any time while the Notes are outstanding the trading in the shares of the Common Stock is suspended on (other than as a result of the suspension of trading in securities on such market generally or temporary suspensions pending the release of material information) or delisted from the Nasdaq National Market (unless the Common Stock is listed for trading on The Nasdaq Small CapMarket, the New York Stock Exchange or the American Stock Exchange within three Trading Days), for more than three consecutive Trading Days or five (5) Trading Days in the aggregate, at each Purchaser's option exercisable by written notice to the Company and tender of such Purchaser's Notes, the Company shall redeem all Notes owned by such Purchaser at an aggregate purchase price equal to (A) the outstanding principal amount, plus any unpaid accrued interest thereon and (B) interest on such amount accruing from the 7th day after the Company's receipt of such notice and the Notes to be redeemed until paid at the rate of 15% per annum; provided, however, if any portion of the redemption price under this Section 3.16 shall not be paid by the Company within seven (7) days of the delivery of such notice of redemption and Notes to be redeemed, such Purchaser, by written notice to the Company given within 30 days of such 7th day, may elect to invalidate ab initio such redemption and the Company shall, within three (3) Trading Days of receipt of such notice, return to the Purchaser all Notes for which the redemption price has not been paid.

         3.17 Certain Negative Covenants of the Company. The Company covenants that from the date hereof and for so long as at least $500,000 of principal amount under the Notes (or any amendment thereto or instrument issued in exchange therefor) remain outstanding, it will not, without the prior written approval of holders of at least 75% in outstanding principal amount under the Notes:

         (a) Directly or indirectly create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any indebtedness of any kind, other than (i) indebtedness under the Notes, (ii) indebtedness pursuant to a working capital line of credit, in an amount not to exceed $1,000,000; or (iii) indebtedness to trade creditors in the ordinary course of business.

         (b) Directly or indirectly create, incur, assume or permit to exist any lien, pledge, charge or encumbrance on or with respect to any of its property or assets (including any document or instrument in respect of goods or accounts receivable) whether now owned or held or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

As used herein, "Permitted Liens" means (i) liens on the Company's inventory and accounts receivable to secure a working capital line of credit, in an amount not to exceed $1,000,000; (ii) liens imposed by mandatory provisions of law such as materialmen's, mechanic's or warehousemen's; (iii) liens for taxes, assessments and governmental charges or levies imposed upon the Company or any subsidiaries or their income, profits or property, if the same are not yet due and payable or if the same are contested in good faith and as to which adequate reserves have been provided; (iv) pledges or deposits made to secure payment of workers' compensation insurance, unemployment insurance, pensions or social security programs or to secure the performance of letters of credits, bids, tenders, public or statutory obligations, surety, performance bonds and other similar obligations; and (v) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such do not impair the use of such property for the uses intended and none of which is violated by existing or proposed structures or land use.

         (c) Directly or indirectly, issue any note, capital stock, option, warrant, right or other instrument which is convertible into, exchangeable for, or confers the right to subscribe for or purchase, shares of Common Stock where the price at which such conversion, exchange, subscription or purchase is to occur cannot be determined at the time such instrument is issued because it is based, in whole or in part, on the future market trading prices of the Common Stock.

         3.17A    Further Covenant of the Company.  Furthermore, the Company
covenants that as long as at least $5,625,000 of principal amount of Notes remain outstanding the Company will provide notice to the holders of the Notes prior to seeking stockholders approval of a proposal by its Board of Directors, and the Company further covenants that it will not seek such stockholder approval if within ten (10) Business Days of the Company providing such notice, the holders of at least $5,625,000 of outstanding principal amount of the Notes notify the Company in writing that they object to the Company seeking such stockholder approval; provided, however, that the foregoing shall not apply to the Company's seeking stockholder approval for (i) the election of directors,
(ii) the ratification of auditors of the Company's financial statements, (iii) an increase in the authorized capital stock of the Company or (iv) the adoption or amendment of an employee benefit plan, if and only if, such adoption or amendment does not authorize shares of Common Stock equaling more than 15% of the then outstanding shares of Common Stock and does not provide for options having an exercise price less than the then market price of the Common Stock. The Company covenants that within ten (10) days of

(i) the applicable holders of the Notes notifying the Company that they do or do not object to the Company seeking stockholder approval or (ii) the lapse of the 10 Business Day period without the Company being notified by the applicable holders of the Notes as to whether or not they object to the Company seeking stockholder approval, each pursuant to this Section 3.17A, the Company will either (x) publicly disclose the information disclosed to the holders of the Notes pursuant to this Section 3.17A which it deems to be material, non-public information and with respect to the balance of such information, if any, notify such holders in writing that it does not deem such information to be material, non-public information and that it will not deem such information to have been misappropriated if such holders trade in the Common Stock while in possession of such information, or (y) notify such holders in writing that it does not deem the information disclosed to the holders of the Notes pursuant to this
Section 3.17A to be material, non-public information and that it will not deem such information to have been misappropriated if such holders trade in the Common Stock while in possession of such information; provided that the Company acknowledges that if, and only if, it fails to do either (x) or (y) within the applicable ten (10) day period the holders of the Notes may publicly disclose such information.

         3.18 Certain Affirmative Covenants of the Company. The Company covenants that from the date hereof and for so long as any portion of the Notes (or any amendment thereto or instrument issued in exchange therefor) shall remain outstanding, it will (and will cause any subsidiaries to) observe or perform the following:

         (a) Corporate Existence. It will maintain its corporate existence in good standing and remain qualified to do business as a foreign corporation in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary.

         (b) Continuation of Business. It will continue to conduct its business in compliance with all applicable rules and regulations of applicable governmental authorities, except for such non-compliance which would not have a Material Adverse Effect.

                                   ARTICLE IV

                                   CONDITIONS

         4.      (a)      Conditions Precedent to the Obligation of the
Company to Sell the Notes and Warrants. The obligation of the Company to sell the Notes and the Warrants hereunder to each Purchaser is subject to the satisfaction, or waiver by the Company, at or before the Closing Date, of each of the following conditions:

                          (i)     Accuracy of such Purchaser's Representations
and Warranties. The representations and warranties of such Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made on and as of such date (except for representations and warranties that speak as of a specific date);

                          (ii)    Performance by such Purchaser.  Such
Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing;

                          (iii)   No Injunction.  No statute, rule, regulation,
executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement; and

                          (iv)    Required Approvals.  All Required Approvals
shall have been obtained.

                 (b) Conditions Precedent to the Obligation of Each Purchaser to Purchase the Notes and the Warrants. The obligation of such Purchaser hereunder to acquire and pay for the Notes and the Warrant is subject to the satisfaction or waiver by such Purchaser, at or before the Closing Date, of each of the following conditions:

                          (i)     Accuracy of the Company's Representations and
Warranties. The representations and warranties of the Company set forth herein and in the Registration Rights Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made on and as of such date (except for representations and warranties that speak as of a specific date);

                          (ii)    Performance by the Company.  The Company
shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing;

                          (iii)   No Injunction.  No statute, rule, regulation,
executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Registration Rights Agreement;

                          (iv)    Adverse Changes.  Since the date hereof, no
event had or could reasonably be expected to have a Material Adverse Effect and no material adverse change in the financial condition or prospects of the Company shall have occurred which is not disclosed in the Disclosure Materials;

                          (v)     No Suspensions of Trading in Common Stock.
The trading in the Common Stock shall not have been suspended by the Commission or on the Nasdaq National Market (except for any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company and other than a suspension of trading on the Nasdaq National Market if the Common Stock is listed for trading, and not suspended, on The Nasdaq SmallCap Market within one business day after such suspension);

                          (vi)    Listing of Common Stock.  The Common Stock
shall have at all times between the date hereof and the Closing Date been, and on the Closing Date be, listed for trading on the Nasdaq National Market, The Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

                          (vii)   Legal Opinion.  The Company shall have
delivered to such Purchaser the opinion of Katten Muchin & Zavis, counsel to the Company, in substantially the form of Exhibit E attached hereto;

                          (viii)  Required Approvals.  All Required Approvals
shall have been obtained;

                          (ix)    Shares of Common Stock.  On or prior to the
Closing Date, the Company shall have duly reserved for issuance upon conversion of the Notes and exercise of the Warrants such number of Underlying Shares and Warrant Shares as required by Section 2.1(d);

                          (x)     Delivery of Notes.  The Company shall have
delivered to Kleinberg, Kaplan, Wolff & Cohen, P.C. in escrow, pending the Closing Date, the Notes being purchased by such Purchaser, registered in the name of such Purchaser and in form satisfactory to such Purchaser;

                          (xi)    Registration Rights Agreement.  The Company
shall have executed and delivered the Registration Rights Agreement;

                          (xii)   Warrant.  The Company shall have executed and
delivered the Warrant being purchased by such Purchaser, registered in the name of such Purchaser, in accordance with the terms of the Agreement;

                          (xiii)  Company Certificates.  Such Purchaser shall
have received a certificate, dated the Closing Date, signed by the Secretary or an Assistant Secretary of the Company and certifying (i) that attached thereto is a true, correct and complete copy of (A) the Certificate of Incorporation,
(B) the Company's By-laws, and (C) resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and (where appropriate) filing of the Transaction Documents and the issuance and sale of the Notes, the Warrants, the Underlying Shares and the Warrant Shares and (ii) the incumbency of the officers executing the Transactions Documents and the Warrants; and

                          (xiv)   Change of Control.  No Change of Control
shall have occurred between the date hereof and the Closing Date. "Change of Control" means the occurrence of any of (i) an acquisition after the date hereof by an individual, legal entity or "group" within the meaning of Section 13(d) of the Exchange Act of voting securities of the Company pursuant to which, after giving effect to such acquisition, such individual, legal entity or group will beneficially own in excess of 50% of the issued and outstanding voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof in one or a series of related transactions,
(iii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).


                                   ARTICLE V

                                 MISCELLANEOUS

                 5.1 Fees and Expenses. Except as provided in the Registration Rights Agreement, the Company shall pay (i) upon submission of an itemized statement, the reasonable fees and expenses of one legal counsel for the Purchasers, and (ii) the expenses incurred by the Company incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Notes pursuant hereto. Each Purchaser shall be responsible for its own tax liability that may arise as a result of the investment hereunder or the transactions contemplated by this Agreement.

                 5.2 Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto, the Registration Rights Agreement, the Notes and the Warrants contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

                 5.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Central Time), or the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Central Time); or (iii) upon receipt, when deposited with a nationally recognized overnight express courier service, fully prepaid, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

                 If to the Company:    Illinois Superconductor Corporation
                                       451 Kingston Court
                                       Mt. Prospect, Illinois  60056
                                       Attn: Chief Financial Officer and
                                             Chief Executive Officer
                                       Fax:  (847) 391-5015

              With copies to:     Katten Muchin & Zavis
                                  525 W. Monroe St. Suite 1600
                                  Chicago, Illinois  60661
                                  Attn: Lawrence D. Levin
                                  Fax:  (312) 902-1061

              If to a Purchaser:  Elliott Associates, L.P.
                                  712 Fifth Avenue, 36th Floor
                                  New York, New York  10019
                                  Attn: Mark Brodsky
                                  Fax:  (212) 974-2092

                                  Westgate International, L.P.
                                  c/o Stonington Management Corp.
                                  712 Fifth Avenue, 36th Floor
                                  New York, New York  10019
                                  Attn: Mark Brodsky
                                  Fax:  (212) 974-2092

                                  Alexander Finance, LP
                                  1560 Sherman Avenue
                                  Suite 900
                                  Evanston, Illinois 60201
                                  Attn: Brian D. Brookover
                                  Fax:  (847) 733-0339

                                  State Farm Mutual Automobile Insurance Company One State Farm Plaza
                                  Bloomington, Illinois 61710
                                  Attn: Common Stocks, E-9
                                  Fax:  (309) 766-7423

                                  Spring Point Partners, L.P.
                                  655 Montgomery Street
                                  Suite 600
                                  San Francisco, California   94111
                                  Attn: Matthew Robison
                                  Fax:  (415) 399-9828

                                  Spring Point Offshore Fund
                                  655 Montgomery Street
                                  Suite 600
                                  San Francisco, California   94111
                                  Attn: Matthew Robison
                                  Fax:  (415) 399-9828

                 With copies to:     Kleinberg, Kaplan, Wolff & Cohen, P.C.
                                     551 Fifth Avenue
                                     New York, NY  10176
                                     Attn: Stephen M. Schultz
                                     Fax:  (212) 986-8866

or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by such person.

                 5.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Purchasers representing at least 75% of the then outstanding principal amount of the Notes; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

                 5.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                 5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor any Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that, in connection with a transfer, in whole or in part, of the Notes or the Warrants as provided therein, a Purchaser may assign its rights hereunder to any such transferee of the Notes or the Warrants. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

                 5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                 5.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

                 5.9      Survival.  The agreements and covenants contained in
Article III and this Article V shall survive the delivery and conversion of the Notes pursuant to this Agreement and the representations and warranties of the Company and the Purchasers contained in Article II shall survive until a date that is two years after the Closing Date.

                 5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

                 5.11 Publicity. The Company and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither the Company nor the Purchasers shall issue any such press release or otherwise make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other parties with prior notice of such public statement.

                 5.12 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

                 5.13 Like Treatment of Purchasers. Neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemptions or exchange of the Notes, or otherwise, to any holder of Notes, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Notes or this Agreement or the Registration Rights Agreement or the Warrants, unless such consideration is required to be paid to all holders of Notes bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Notes for redemption or exchange. The Company shall not, directly or indirectly, redeem any Notes unless such offer of redemption is made pro rata to all holders on identical terms.

                 5.14 Obligation of Purchasers Several, not Joint. The obligations of the Purchasers under this Agreement, or under the Registration Rights Agreement, the Notes or the Warrants are several and not joint.

                 5.15 Payment of Expenses. The Company agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Purchasers in successfully enforcing this Agreement, the Notes, the Registration Rights Agreement or the Warrants.

                 5.16 Indemnification. The Company hereby agrees to indemnify, defend and hold harmless each Purchaser and such Purchaser's partners, directors, officers, employees or agents ("Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and costs, including reasonable legal fees (collectively "Losses"), as incurred, involving a third-party claim and arising out of or relating to the purchase by such Purchaser of the Notes and Warrants issued and sold to it by the Company pursuant to this Agreement; provided, that any Indemnified Party shall reimburse the Company for any amount paid pursuant to this Section 5.16 to the extent a final judgment by a court or body of proper jurisdiction, which has been fully appealed, determines that such Indemnified Party was at fault in connection with the claim or action pursuant to which such Losses were incurred. In connection with the foregoing, the Company may elect to assume the defense of a claim made against an Indemnified Party, provided that if the Company does not notify an Indemnified Party that it is assuming such defense within ten (10) days of receipt from Indemnified Party of the notice of Loss, it shall reimburse such Indemnified Party for its reasonable legal fees and expenses, as incurred, on a monthly basis.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized persons as of the date first indicated above.


                                Company:

                                ILLINOIS SUPERCONDUCTOR CORPORATION



                                By: /s/ Edward W. Laves
                                    --------------------------------------------
                                    Name:  Edward W. Laves
                                    Title: President and Chief Executive Officer


                                Purchasers:

                                ELLIOTT ASSOCIATES, L.P.


                                By: /s/ Paul Singer
                                    --------------------------------------------
                                    Name:  Paul Singer
                                    Title: General Partner


                                WESTGATE INTERNATIONAL, L.P.
                                By:  Martley International, L.P.
                                       As Attorney-in-fact


                                By: /s/ Paul Singer
                                    --------------------------------------------
                                    Name:  Paul Singer
                                    Title: President


                                ALEXANDER FINANCE, LP


                                By: /s/ Bradford T. Whitmore
                                    --------------------------------------------
                                    Name:  Bradford T. Whitmore
                                    Title: General Partner

                                STATE FARM MUTUAL AUTOMOBILE
                                INSURANCE COMPANY


                                By: /s/ Lyle Triebwasser
                                    --------------------------------------------
                                    Name:  Lyle Triebwasser
                                    Title: Senior Investment Advisor


                                By: /s/ Julie Pierce
                                    --------------------------------------------
                                    Name:  Julie Pierce
                                    Title: Investment Officer


                                SPRING POINT PARTNERS, L.P.


                                By: /s/ Matthew Robison
                                    --------------------------------------------
                                    Name:  Matthew Robison
                                    Title: General Partner


                                SPRING POINT OFFSHORE FUND


                                By: /s/ Matthew Robison
                                    --------------------------------------------
                                    Name:  Matthew Robison
                                    Title: General Partner

                             SCHEDULE OF PURCHASERS





                                    PRINCIPAL
                                     AMOUNT
PURCHASER'S NAME                    OF NOTES      PURCHASE PRICE  WARRANT SHARES
----------------                   -----------    --------------  --------------
Elliott Associates, L.P.           $ 2,500,000     $  2,500,000      1,000,000

Westgate International, L.P.       $ 2,500,000     $  2,500,000      1,000,000

Alexander Finance, LP              $ 4,000,000     $  4,000,000      1,600,000

State Farm Mutual Automobile
Insurance Company                  $ 1,000,000     $  1,000,000        400,000

Spring Point Partners, L.P.        $   325,000     $    325,000        130,000

Spring Point Offshore Fund         $    25,000     $     25,000         10,000

                                SCHEDULE 2.1(c)

                                 CAPITALIZATION

        The authorized, issued and outstanding capital stock of the Company consists of the following:

        Preferred Stock, $.001 par value, 100,000 shares authorized, no shares issued and outstanding:

                Series A Preferred Stock, 10,000 shares authorized, no shares issued and outstanding

                Series B Convertible Preferred Stock, 600 shares authorized, no shares issued and outstanding

                Series C Convertible Preferred Stock, 600 shares authorized, no shares issued and outstanding

                Series G Convertible Preferred Stock, 700 shares authorized, no shares issued and outstanding

        Common Stock, $.001 par value, 30,000,000 shares authorized, 12,556,772 shares issued and outstanding

        The Company also has outstanding warrants to purchase 628,678 shares of Common Stock and options to purchase 1,233,148 shares of Common Stock. The Company also has 446,246 shares of Common Stock reserved for issuance upon the exercise of options which may be granted under the Company's Restated 1993 Stock Option Plan as amended.

        The Company has a stockholders rights plan (the "Rights Plan") pursuant to which a Series A Right is associated and trades with each share of Common Stock outstanding. Each Series A Right will entitle its holder, under certain circumstances described in the Rights Plan, to purchase one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock, $.001 par value per share, for $200 (subject to adjustment) or receive shares of Common Stock having a market value of two times the exercise of the Series A Right and one Series B Right.

        Subject to Section 3.17(d) of the Purchase Agreement, the Company has the option to issue up to 1,800,000 shares of additional convertible preferred stock to Southbrook International Investments, Ltd. ("Southbrook") in up to three additional tranches if certain conditions, including without limitation, maintaining certain price levels for the Common Stock, no material adverse change in the Company's business and no significant changes in the Company's senior management, are satisfied by the Company or waived by Southbrook. The Company does not currently expect to issue any of such additional convertible preferred stock to Southbrook. The Company is obligated to issue a warrant to Southbrook exercisable for 31,250 shares of Common Stock, which warrant has not yet been issued.

                                SCHEDULE 2.1(f)

                               REQUIRED CONSENTS


        None

                                SCHEDULE 2.1(g)

                                   LITIGATION



        See "Item 3. Legal Proceedings" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

                                SCHEDULE 2.1(s)

                            OUTSTANDING INDEBTEDNESS



        The outstanding indebtedness of the Company as of April 30, 1998 consisted of the following:

        Installment Loan Notes from First National Bank of Chicago, secured by certain engineering test equipment:

                Loan Number 034, $32,465.20 in principal outstanding as of April 30, 1998, interest rate = 8.5% annually, monthly installment payments of $4,760.65, due through October 1998.

                Loan Number 036, $38,075.33 in principal outstanding as of April 30, 1998, interest rate = 8.5% annually, monthly installment payments of $2,915.61, due through May 1999.

                                 SCHEDULE 3.15

                        RESTRICTED OWNERSHIP PERCENTAGE

        PURCHASER'S NAME                         RESTRICTED OWNERSHIP PERCENTAGE
        ----------------                         -------------------------------
Elliott Associates, L.P.                                        4.9%

Westgate International, L.P.                                    4.9%

Alexander Finance, LP                                           4.9%

State Farm Mutual Automobile Insurance Company                  8.0%

Spring Point Partners, L.P.                                     4.9%

Spring Point Offshore Fund                                      4.9%